Exhibit 10.6

[LETTERHEAD OF SOUTHERN NATURAL GAS COMPANY APPEARS HERE]

SOUTHERN NATURAL GAS

                    April 21, 1997


                    Mr. Stephen J. Gunther
                    President
                    AGL Energy Services, Inc.
                    Post Office Box 4569
                    Atlanta, Georgia 30302-4569

                    Dear Steve:

                    This letter is to clarify Southern's position on various items that we have recently discussed regarding service levels to Atlanta Gas Light Company ("AGL") as a result of Southern's upcoming expansion filing of approximately 65,000 Mcf/d to serve customers in East Tennessee and elsewhere in Zones 3 and 2 (the "ET Phase II Filing"). To this end, Southern confirms the following items:

                         1. Southern will design its facilities for the ET Phase II Filing in a manner that will enable Southern to provide deliveries to AGL's Marietta meter station of 4,000 Mcf of gas per hour on a steady state basis at a pressure of not less than 300 psig once such facilities are placed in service. Such deliveries would be within AGL's firm transportation capacity of 355,814 Mcf/d for the Atlanta Area, as described in Exhibit B to AGL's Service Agreement Nos. 904460, 904461, and 902470.

                         2.  The  facilities  in the ET Phase II Filing  will be
                             designed to enable Southern to provide approximately 65,000 Mcf/d of additional firm service to Zones 2 and 3. Based on its TGNET gas flow model, Southern expects that the level of IT service to delivery points in Zone 3 will be as set forth in the attached schedule upon installation of the facilities in the ET Phase II filing. While this reflects Southern's best estimate, based on our gas flow model, of the expected level of IT services that will be available to Zone 3 with the installation


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[LETTERHEAD OF SOUTHERN NATURAL GAS COMPANY APPEARS HERE]

Mr. Stephen J. Gunter
April 21, 1997
Page 2

                             of the ET Phase II facilities, the actual level of IT service to delivery points in Zone 3 will depend upon a number of factors including, among other things, the physical gas flows, future gas loads, future expansion facilities, and the IT allocation method utilized. Under the IT allocation method currently utilized, the IT loss in the Atlanta Area due to the ET Phase II expansion would be a pro-rata share of the IT loss in Zone 3 (based on the Atlanta group's IT allocation per such method compared to the total IT allocated to Zone 3 under such method). Southern acknowledges that neither it nor AGL has agreed by this letter to maintain the current IT allocation method in the future.

                         3. Southern clarifies its position that as long as AGL retains at least 760,000 Mcf/d of long-term FT and FT-NN contracts,

                             a. Southern will propose in its East Tennessee Phase II Filing, and in future pipeline expansions, a facilities design that preserves the ability of AGL to shift up to 53,916 Mcf/d of firm capacity on a preferred interruptible ("B-1") basis from AGL's Macon Area delivery point to AGL's Atlanta Area delivery points.

                             b. Southern will defend such design(s) in its East Tennessee Phase II Filing, and in future pipeline expansions, if challenged at FERC, and will oppose efforts by FERC Staff and/or other intervenors to modify or alter the design of such facilities in a manner that would reduce or eliminate AGL's ability to shift up to 53,916 Mcf/d on a B-1 basis from the Macon Area delivery point to AGL's Atlanta Area delivery points.

                             If in the future AGL reduces its level of FT and FT-NN contracts pursuant to Southern's initiation of the right of first refusal procedures ("ROFR") prior to September 1, 2002, as provided in Section 20 of Southern's tariff, the 760,000 Mcf/d threshold described above will be reduced by the amount of capacity relinquished by AGL as a result of such ROFR



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[LETTERHEAD OF SOUTHERN NATURAL GAS COMPANY APPEARS HERE]

Mr. Stephen J. Gunter
April 21, 1997
Page 3

                             procedure(s), but not to exceed a reduction of 30,000 Mcf/d in the aggregate.

                             This provision does not apply to the ROFR procedures initiated in connection with the ET Phase II Filing. However, it is intended to allow AGL some latitude with respect to its level of FT and FT-NN in the future, while maintaining Southern's agreement to propose and defend facility designs in the ET Phase II Filing, and in future pipeline expansions, which preserve the ability of AGL to shift up to 53,916 Mcf/d of firm capacity on a preferred interruptible ("B-1") basis from its Macon Area delivery point to its Atlanta Area delivery point.

                  If AGL has any questions about any of the above clarification items or disagrees with any of them please advise us as soon as possible.

                  Very truly yours,

                  SOUTHERN NATURAL GAS COMPANY



                  By:   /s/  James J. Cleary
                             James J. Cleary